Exhibit 99.1

PRESS RELEASE

For more information, contact: Wallace D. Ruiz, Chief Financial Officer SRI/Surgical Express, Inc. (813) 891-9550	FOR IMMEDIATE RELEASE

SRI SURGICAL REPORTS NEW CREDIT FACILITY AND

SECOND QUARTER 2008 FINANCIAL RESULTS

TAMPA, FL — Monday, August 11, 2008 — SRI/Surgical Express, Inc. (Nasdaq: STRC), a leading provider of reusable surgical device reprocessing services supporting the healthcare industry, today announced financial results for the second quarter ended June 30, 2008.

For the second quarter of 2008, SRI Surgical reported total revenue of $25,113,000, an increase of $1,396,000 from the second quarter of 2007. The net loss for the second quarter of 2008 was $390,000 or $0.06 per basic and diluted common share compared to a net loss of $342,000, or $0.05 per basic and diluted common share reported for the second quarter of 2007. For the first six months of 2008, SRI Surgical reported total revenue of $49,081,000, an increase of $1,987,000 from the first half of 2007. Net loss for the first six months of 2008 was $1,684,000 or $0.26 per basic and common diluted common share compared to net loss of $931,000 or $0.15 per basic and diluted common share reported for the first half of 2007. The second quarter 2008 net loss was impacted by higher labor-related costs, instrument repair costs, fuel costs, and a reserve valuation allowance relating to deferred tax assets, partially offset by the reversal of a previously accrued discount that was not paid.

On August 7, 2008, SRI Surgical completed a new three-year $24.3 million credit facility with Bank of America, N.A., one of its existing lenders, which replaces its previous credit facility that was set to expire on September 21, 2008, and a mortgage loan on its headquarters facility.

Gerald Woodard, Chief Executive Officer said, “We continue to face many challenges as we reposition the company and we are focused on the task at hand.”

About SRI Surgical

SRI Surgical (www.srisurgical.com) provides central processing and supply chain management services to hospitals and surgery centers across the United States. SRI Surgical serves hospitals and surgery centers in 19 states from 10 reprocessing facilities, one disposable products facility, and four distribution centers located throughout the United States.

Forward-Looking Statements

The statements in this press release that are not historical, including statements regarding SRI Surgical’s beliefs, expectations, and strategies, constitute “forward looking statements” within the meaning of the federal securities laws. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Important factors that could cause the differences are discussed in SRI Surgical’s reports on Forms 10-Q, 10-K, and 8-K that the Company periodically files with the Securities and Exchange Commission. These factors include SRI Surgical’s sales process and market acceptance of its products and services, SRI Surgical’s capital needs, its dependence on significant customers and a significant supplier, risks of a new product offering, and the competitive healthcare marketplace. SRI Surgical does not undertake to update any forward-looking statements in this press release. Copies of SRI Surgical’s SEC filings, including its annual report on Form 10-K and quarterly reports on Form 10-Q, may be obtained by contacting SRI Surgical’s investor relations department at (813) 891-9550 or at the Investors section of the SRI Surgical Website at www.srisurgical.com.

FOR FURTHER INFORMATION:	Wallace Ruiz, Sr. Vice President and CFO
SRI Surgical
(813) 891-9550 Ext. 3177
wruiz@srisurgical.com

SRI/SURGICAL EXPRESS, INC.

Condensed Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues	$25,113	$23,717	$49,081	$47,094
Cost of revenues	19,266	18,117	38,191	36,125

Gross profit	5,847	5,600	10,890	10,969

Distribution expenses	1,862	1,570	3,620	3,141
Selling and administrative expenses	4,207	4,301	8,657	8,652

Loss from operations	(222)	(271)	(1,387)	(824)

Interest expense	254	372	529	737
Other income	(91)	(90)	(185)	(122)

Loss before income taxes	(385)	(553)	(1,731)	(1,439)

Income tax expense (benefit)	5	(211)	(47)	(508)

Net loss	$(390)	$(342)	$(1,684)	$(931)

Basic loss per common share	$(0.06)	$(0.05)	$(0.26)	$(0.15)

Weighted average common shares outstanding, basic	6,387	6,394	6,386	6,376

Diluted loss per common share	$(0.06)	$(0.05)	$(0.26)	$(0.15)

Weighted average common shares outstanding, diluted	6,387	6,394	6,386	6,376

SRI/SURGICAL EXPRESS, INC.

Condensed Balance Sheets

(In thousands)

	As of June 30, 2008	As of December 31, 2007
	(unaudited)
Cash and cash equivalents	$628	$656
Accounts receivable, net	12,481	11,613
Inventories, net	6,011	6,159
Prepaid expenses and other assets	1,538	2,847
Reusable surgical products, net	20,735	19,416
Property, plant and equipment, net	30,838	31,277

Total assets	$72,231	$71,968

Notes payable	$3,724	$2,493
Accounts payable	9,137	7,984
Accrued expenses	5,070	5,464
Mortgage payable	4,167	4,286
Bonds payable	6,730	7,060
Deferred tax liability, net	—	55

Total liabilities	28,828	27,342
Shareholders’ equity	43,403	44,626

Total liabilities and shareholders’ equity	$72,231	$71,968